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                                                                      EXHIBIT 21


                              List of Subsidiaries

Bankers Reserve Life Insurance Company of Wisconsin, a Wisconsin corporation

Centene Corporation of Texas, a Texas corporation

Centene Management Corporation, a Wisconsin corporation

Coordinated Care Corporation Indiana, Inc. d/b/a Managed Health Services, an Indiana corporation

Managed Health Services Illinois, Inc., an Illinois corporation*

Managed Health Services Insurance Corp., a Wisconsin insurance corporation

MHS Behavioral Health Texas, Inc., a Texas corporation

MHS Consulting Corporation, a Wisconsin corporation

Superior HealthPlan, Inc., a Texas corporation

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*    Inactive subsidiary